EXHIBIT 11

BOISE CASCADE CORPORATION AND SUBSIDIARIES
Computation of Per Share Earnings
	Three Months Ended
	March 31
	_______________________________
	2002	2001
	_________	_________
	(thousands, except per-share amounts)
Basic
Net loss	$(6,620)	$(35,500)
Preferred dividends (a)	(3,262)	(3,262)
	_________	_________
Basic loss	$(9,882)	$(38,762)
	=========	=========
Average shares used to determine basic loss per common share	58,099	57,353
	=========	=========

Basic loss per common share	$(0.17)	$(0.68)
	=========	=========
Diluted
Basic loss	$(9,882)	$(38,762)
Preferred dividends eliminated	3,262	3,262
Supplemental ESOP contribution	(2,913)	(2,706)
	_________	_________
Diluted loss	$(9,533)	$(38,206)
	=========	=========

Average shares used to determine basic loss per common share	58,099	57,353
Stock options and other	532	442
Series D Convertible Preferred Stock	3,584	3,743
	_________	_________
Average shares used to determine diluted loss per common share	62,215	61,538
	=========	=========

Diluted loss per common share (b)	$(0.15)	$(0.62)
	=========	=========

(a)	The dividend attributable to the company's Series D Convertible Preferred Stock held by the company's ESOP (employee stock ownership plan) is net of a tax benefit.
(b)

Because the computation of diluted loss per common share was antidilutive, diluted loss per common share reported for the three months ended March 31, 2002 and 2001, was the same as basic loss per common share.